Exhibit 99.1
October 17, 2013

To Our Members,

The Federal Home Loan Bank of Chicago (FHLBC) expects to report net income of $75 million for the third quarter of 2013 when we file our Form 10-Q next month. Our strong earnings continue to add to our overall financial strength, allowing us to continue to provide you with reliable access to liquidity, excellent term financing, and other valuable products and important services you have come to expect from us.

In the third quarter, we introduced two important member-focused initiatives that we believe will provide you with long-term benefits:

1.
Reduced Capitalization Advance Program (RCAP), designed to lower your cost of borrowing. The FHLBC now has the ability to reduce capital stock requirements for certain future advance offerings through RCAP. The first RCAP will run from October 29, 2013, to December 31, 2013. During this time, you have the opportunity to borrow new advances that have an activity stock requirement of only 2% for the life of the advance instead of the 5% requirement under the Capital Plan’s general provisions.

We plan to make $10 billion in advances available during the first RCAP; they will be processed on a first-come, first-served basis, until the $10 billion is exhausted. Details of RCAP, including its terms and conditions, are in the member letter dated October 8, 2013; access it here. We encourage members to borrow long-term advances and take advantage of a lower capitalization rate through this special program.

2.
Government Mortgage-Backed Securities (MBS), which will provide you with greater access to the secondary mortgage market and, we believe, better pricing. In September, the FHLBC and the Government National Mortgage Association (Ginnie Mae) announced that the FHLBC plans to issue securities guaranteed by Ginnie Mae and backed by mortgages originated by member financial institutions in our Mortgage Partnership Finance® Program. The new conduit product is called “Government Mortgage-Backed Securities (MBS).” We will provide you with additional information about this product as it becomes available.

In addition to these initiatives, we also made progress this quarter on developing the Community First Fund™, a $50 million revolving loan fund designed to support affordable housing and economic development in Illinois and Wisconsin. We narrowed the number of potential partner community organizations and are evaluating proposals. We anticipate making our first commitment by the end of this year and plan to continue making commitments on a rolling basis until the $50 million is exhausted. Look for announcements as we make further progress and commitments.

You will also note that we continue to use a considerable portion of the earnings resulting from the investments we used to transition our primary business to advances and to realize the goal of repurchasing all excess stock that our members wished to sell to build our retained earnings, which has reached $2.0 billion. Subject to our performance in the future, we plan to continue to build retained earnings to benefit our members in three important ways. First and foremost, we are positioning the Bank to assure you that we will always be ready and available to support your short-term financing needs, in all economic scenarios. Second, we are building a layer of protection for your stock investment in the Bank to maintain its liquidity. Finally, as we are demonstrating through the RCAP program discussed above, we are exploring ways to provide you with greater leverage to borrow from the Bank. All of this is made possible through the growth of retained earnings.

Third Quarter 2013 Financial Highlights
The results discussed here are preliminary and unaudited. Please refer to the attached Condensed Statements of Income and Statements of Condition. We expect to file our third quarter 2013 Form 10-Q with the Securities and Exchange Commission next month. You will be able to access it on our website, www.fhlbc.com, or through the SEC's reporting website, http://www.sec.gov/edgar/searchedgar/companysearch.html.

•
We recorded net income of $75 million for the third quarter of 2013, compared to $149 million in the second quarter of 2013. Interest income and interest expense are down from one year ago due to the combination of lower interest rates and the continued run-off of our MPF loan and investment portfolios, along with the debt used to fund those portfolios. Other non-interest gain (loss) was a loss of $10 million in the third quarter of 2013 compared to a gain of $35 million in the second quarter of 2013, due primarily to losses on derivatives and hedging activities as volatility declined, thus reducing the fair value of the optionality within our hedging portfolio.

•
Total assets were $61.1 billion at September 30, 2013, down from $63.5 billion at June 30, 2013, and down more from $69.6 billion at December 31, 2012. Advances outstanding at September 30, 2013, were $14.8 billion, compared to $16.7 billion at June 30, 2013, as high deposit balances at member institutions continue to dampen their appetites for advances.

•
Mortgage Partnership Finance (MPF®) loans held in portfolio declined to $8.2 billion at September 30, from $8.9 billion at June 30, 2013, and $10.4 billion at December 31, 2012. Since our decision in 2008 to stop adding MPF loans to our balance sheet, the MPF outstanding loan balance has steadily declined. However, the MPF Xtra® product, where home loans are aggregated and sold to Fannie Mae continues to be popular. In the third quarter of 2013, MPF Xtra® loan volume for the program overall was $912 million compared to $1.4 billion in the second quarter of 2013. MPF Xtra loan volume for FHLBC Participating Financial Institutions (PFIs) alone was $405 million during the quarter. In other MPF developments, the Federal Home Loan Bank of San Francisco re-joined the MPF Program in October, the third FHLBank to join the MPF Program this year. We believe this interest demonstrates the value of the MPF Program to provide community lenders across the country with access to the secondary market.

•	Total investment securities were $30.0 billion, down $4.3 billion from $34.3 billion at the end of 2012. We are restricted from purchasing new longer-term investments at this time.

•
Retained earnings continued to grow as a result of our strong net income; at September 30, 2013, we recorded a record-high $2.0 billion in retained earnings-up $74 million from June 30, 2013, and $300 million from December 31, 2012.

•	We remained in compliance with all of our regulatory capital requirements.

You’re Invited
You’re invited to learn more about FHLBC’s financial condition as well as gain insights about the economy, mortgage regulations, and ALM/performance issues from an outstanding line-up of industry experts at one of our five regional meetings next month:

•	November 6: Springfield, Illinois

•	November 7: O’Fallon, Illinois

•	November 13: Wausau, Wisconsin

•	November 14: Middleton/Madison, Wisconsin

•	November 18: Oak Brook, Illinois

Click here for the agendas and to register.

Also, we invite you to attend a new FHLBC conference dedicated to business technology management that begins with dinner and a guest speaker on Wednesday, December 4. The following day, Thursday, December 5, you’ll hear experts sharing perspectives, strategies, and recommendations to consider in your business technology risk management efforts. To learn more, click here.

Finally, I want you to know that we are closely monitoring the political and economic climate in Washington, D.C. The FHLBC has increased our on-balance sheet liquidity to assure our members of availability of funding should they require it during this period of uncertainty.

I look forward to seeing you soon, and, as always, appreciate your support as a member of the Federal Home Loan Bank of Chicago.

Best regards,

Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully transition to a new business model and to pay future dividends, our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to implement the Reduced Capitalization Advance Program, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited. “Mortgage Partnership Finance,” “MPF,” and “MPF Xtra” are registered trademarks of the Federal Home Loan Bank of Chicago. “Community First” is a trademark of the Federal Home Loan Bank of Chicago.

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	September 30, 2013	December 31, 2012	Change
Cash and due from banks	$5,115	$3,564	44%
Federal Funds sold and securities purchased under agreement to resell	2,739	6,500	(58)%
Investment securities	29,992	34,250	(12)%
Advances	14,843	14,530	2%
MPF Loans held in portfolio, net	8,191	10,432	(21)%
Other	240	308	(22)%
Total assets	$61,120	$69,584	(12)%

Consolidated obligation discount notes	$19,519	$31,260	(38)%
Consolidated obligation bonds	35,840	32,569	10%
Subordinated notes	1,000	1,000	—%
Other	1,155	1,307	(12)%
Total liabilities	57,514	66,136	(13)%

Capital stock	1,563	1,650	(5)%
Retained earnings	1,991	1,691	18%
Accumulated other comprehensive income (loss)	52	107	(51)%
Total capital	3,606	3,448	5%
Total liabilities and capital	$61,120	$69,584	(12)%

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	For the three months ended September 30,			For the nine months ended September 30,
	2013	2012	Change	2013	2012	Change
Interest income	$373	$466	(20)%	$1,156	$1,476	(22)%
Interest expense	(254)	(326)	(22)%	(826)	(1,039)	(21)%
Provision for credit losses	—	—	—%	2	(8)	(125)%
Net interest income	119	140	(15)%	332	429	(23)%
Other-than-temporary impairment (credit loss)	—	—	—%	—	(15)	(100)%
Other non-interest gain (loss)	(10)	(12)	(17)%	26	(18)	(244)%
Other community investment	—	—	—%	50	—	—%
Other non-interest expense	(26)	(28)	(7)%	(76)	(90)	(16)%
Affordable Housing Program assessment	(8)	(10)	(20)%	(28)	(31)	(10)%
Net income	$75	$90	(17)%	$304	$275	11%

Net yield on interest-earning assets	0.81%	0.84%	(0.03)%	0.69%	0.85%	(0.16)%